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                                                                      EXHIBIT 99


                            [LETTERHEAD OF CENDANT]

                  CENDANT COMPLETES ACQUISITION OF BUDGET GROUP

     BUDGET AND AVIS BRANDS MAKE CENDANT THE LARGEST GENERAL USE CAR RENTAL
                             OPERATOR IN THE WORLD


NEW YORK, NY, NOVEMBER 22, 2002 - Cendant Corporation (NYSE:CD) announced today that it has completed the purchase of substantially all of the assets of Budget Group, Inc. (OTCB: BDGPA).

The purchase price was $110 million in cash plus the payment of certain transaction related expenses and assumption of certain contracts and trade payables. The total transaction value is between $500 and $600 million including cash integration costs, plus non-recourse vehicle debt of approximately $2.5 billion. The acquisition was approved by Judge Mary F. Walrath of the U.S. Bankruptcy Court in Wilmington, DE on November 8.

Budget is the third-largest general use car and truck rental company in the United States. The acquisition includes Budget operations and franchised locations in the Americas, Caribbean, Australia and New Zealand and rights to franchise and operate in Asia. Cendant, through its Avis Rent A Car, already operates or franchises Avis car rental locations in the same regions. As a result of the acquisition, Cendant is now the world's largest general use car rental operator with over 6,000 car and truck rental locations worldwide, including dealer locations. The transaction does not include Budget Group's Europe, Middle East and Africa operations and franchises.

"Budget is a great strategic fit for Cendant. Not only are there operational efficiencies to be achieved with Avis, but Budget is a complementary fit with our other leisure services through Cendant's hotel, timeshare, and travel distribution companies," said John Chidsey, chairman and CEO of Cendant's Vehicle Services Division. "With the uncertainty regarding Budget's future now gone, we can leverage the resources and synergies that exist within Cendant's other travel businesses to strengthen and grow this great brand."

Avis and Budget will continue to operate as separate brands.

Statements made in this press release that are not historical in nature may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Cendant and its management team, as well as the assumptions on which such statements are based. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. The risks and


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uncertainty related to Cendant include factors specified in Cendant's Form 10-Q for the quarter ended September 30, 2002.

ABOUT CENDANT CORPORATION

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

CENDANT MEDIA CONTACTS:
Ted Deutsch
973-496-7865


CENDANT INVESTOR CONTACTS:
Sam Levenson                              Henry A. Diamond
212-413-1834                              212-413-1920